Exhibit 99.1

Valero Energy Corporation
Expects Highest Quarterly Earnings in Company’s History

SAN ANTONIO, June 17, 2005 – Valero Energy Corporation (NYSE:VLO) today announced that it expects to report record earnings for the second quarter of about $3.00 per share, primarily as a result of exceptionally strong distillate margins and wide sour crude discounts.  In addition, based on the outlook for the remainder of 2005, the company believes that the current First Call consensus estimate for 2005 of $7.51 per share remains too low.

Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 20,000 employees and annual revenue of approximately $55 billion. The company owns and operates 14 refineries throughout the United States, Canada and the Caribbean. Valero’s refineries have a combined throughput capacity of approximately 2.4 million barrels per day, which represents approximately 12 percent of the total U.S. refining capacity. Valero is also one of the nation’s largest retail operators with more than 4,700 retail and wholesale branded outlets in the United States, Canada and the Caribbean under various brand names including Diamond Shamrock, Shamrock, Ultramar, Valero, and Beacon. Please visit www.valero.com for more information.

Statements contained in this press release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in its forward-looking statements.  For more information concerning factors that could cause actual results to differ from those expressed or forecast, see the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and available on the company’s website at http://www.valero.com.  These factors include potential changes in gasoline, crude oil, distillate and other commodity prices, varying market conditions, actions of government, hostilities in oil producing regions, adverse rulings in litigation and potential delays or other changes in work and repair schedules.  The company undertakes no obligation to update or publicly release the result of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or which the company becomes aware of after the date of this release or to reflect the occurrence of unanticipated events.